Exhibit 99.(h)(i)

TRANSFER AGENCY AND SERVICES AGREEMENT

THIS AGREEMENT is made as of September 6, 2022, between Cullen Funds Trust, organized as a Delaware statutory trust (the “Trust”), and Paralel Technologies LLC, a Delaware limited liability company (“Paralel”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, registered investment company, presently consisting of the portfolios listed in Appendix A (each a “Portfolio”);

WHEREAS, Paralel provides certain transfer agency services to registered investment companies; and

WHEREAS, the Trust desires to appoint Paralel as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and Paralel desires to accept such appointment.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows.

1. Paralel Appointment and Duties.

(a) The Trust hereby appoints Paralel to provide the transfer agent and other specified services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. Paralel hereby accepts such appointment and agrees to furnish such specified services. Paralel shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b) Paralel may employ or associate itself with a person or persons or organizations as Paralel believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of Paralel, and the Trust shall bear no cost or obligation with respect thereto; and provided further that Paralel shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2. Paralel Compensation; Expenses.

(a) In consideration for the services to be performed hereunder by Paralel, the Trust shall pay Paralel the fees listed in Appendix C hereto. Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by Paralel under this Agreement are based on information provided by the Trust and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what the Trust originally provided to Paralel, as determined by Paralel. On January 1 of each year of the term following the first anniversary of this Agreement, On each January 1 (pro-rated for a previous partial year), the minimum fees reflected in the Appendix shall be increased by a cost of living adjustment equal to the change in the Consumer Price Index for the Denver-Aurora-Lakewood, CO region (the “CPI”) for the twelve-month period ending with the month preceding such annual anniversary date. Any such annual increase will not exceed 5%, however, any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years.

(b) Paralel will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. Paralel will not bear any of the costs of Fund personnel or Fund expenses unrelated to the performance of the services described herein. Other Fund expenses incurred shall be borne by the Trust or the Trust’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; administrative and accounting expenses; custodial expenses; interest; Fund directors’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Trust’s directors; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

(c) The Trust agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice. Except as provided in Appendix C, Paralel shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Paralel). Any invoices not paid within thirty (30) days of the invoice date are subject to a one percent (1%) per month financing charge on any unpaid balance to the extent permitted by law.

3. Right to Receive Advice.

(a) Advice of the Trust and Service Providers. If Paralel is in doubt as to any action it should or should not take, Paralel may request directions, advice or instructions from the Trust or the Trust’s investment adviser or, as applicable, the Trust’s custodian or other service providers.

(b) Advice of Counsel. If Paralel is in doubt as to any question of law pertaining to any action it should or should not take, Paralel may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s investment adviser, or Paralel, at the option of Paralel).

(c) Conflicting Advice. In the event of a conflict between directions, advice or instructions Paralel receives from the Trust or any authorized service provider on behalf of the Trust and the advice Paralel receives from counsel, the Trust and Paralel shall mutually agree upon the directions, advice or instructions to follow. Upon request, Paralel will provide the Trust with a copy of the advice of counsel received pursuant to Section 3(b).

4. Standard of Care; Limitation of Liability; Indemnification.

(a) Paralel shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement, including with regard to the processing of investments checks with the conditions set forth in the applicable Portfolio’s prospectus.

(b) In the absence of willful misfeasance, bad faith, negligence or reckless disregard by Paralel in the performance of its duties, obligations or responsibilities set forth in this Agreement, Paralel and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Trust agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

i.	the inaccuracy of factual information furnished to Paralel by the Trust, the Fund’s investment adviser or custodian or any third party on behalf of the Trust;

ii.	any reasonable error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates;

iii.	Paralel’ reliance on any instruction, direction, notice, instrument or other information provided by the Trust, the Trust’s investment adviser or custodian or any authorized third party on behalf of the Trust that Paralel reasonably believes to be genuine;

iv.	failure to satisfy requests to cancel or amend payment orders, or to detect any erroneous payment order;

v.	lost interest with respect to the refundable amount of an unauthorized payment order; and

vi.	any other action or omission to act which Paralel takes in connection with the provision of Services to the Trust.

(c) Paralel shall indemnify and hold harmless the Trust, the Trust’s investment adviser and their respective officers, directors, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising, as determined by a court of competent jurisdiction to have resulted directly or indirectly from Paralel’ willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement, except as otherwise set forth in Section 4(b).

(d) Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto, or to any other party, for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

(e) In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

5. Force Majeure. Other than as to payment obligations, no party shall be liable for losses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party. In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

6. Activities of Paralel. The services of Paralel under this Agreement are not to be deemed exclusive, and Paralel shall be free to render similar services to others. The Trust recognizes that from time-to-time directors, officers and employees of Paralel may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include Paralel as part of their name and that Paralel or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

7. Accounts and Records. The accounts and records maintained by Paralel shall be the property of the Trust. Paralel shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. Paralel shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during Paralel’ normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by Paralel to the Trust at the Trust’s expense. Paralel shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records. In the event Paralel receives a request or demand for the inspection of records relating specifically to the Trust, Paralel will promptly notify the Trust of such request in writing and obtain instructions from the Trust as to the handling of such request.

8. Confidential and Proprietary Information. In accordance with Regulation S-P and other relevant rules and regulations, Paralel agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Trust and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Trust and not to use, sell, transfer, or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Trust, which approval shall not be unreasonably withheld. Approval may not be withheld where Paralel may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Trust. When requested to divulge such information by duly constituted authorities, Paralel shall use reasonable commercial efforts to request confidential treatment of such information. Paralel shall have in place and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of records and information relating to the Trust and its current and former shareholders.

9. Compliance with Rules and Regulations. Paralel shall comply (and to the extent Paralel takes or is required to take action on behalf of the Trust hereunder shall cause the Trust to comply) with all applicable requirements of the 1940 Act, the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust of which Paralel has knowledge (it being understood that Paralel is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to Paralel). Except as set out in this Agreement, Paralel assumes no responsibility for such compliance by the Trust. Paralel shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust. Paralel shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

10. Representations and Warranties of Paralel. Paralel represents and warrants to the Trust that:

(a) It is duly organized and existing as a limited liability company and in good standing under the laws of the State of Delaware.

(b) It is empowered under applicable laws and by its operating documents to enter into and perform this Agreement.

(c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e) It is, and will continue to be, registered as a transfer agent under the 1934 Act.

(f) It has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the rules related to the 1940 Act) related to the services provided by Paralel to the Trust. It will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to the Trust any material changes made to the policies and procedures since the date of the last report, and any material changes made to the policies and procedures recommended as a result of the annual review. It will provide the Trust with an annual report of each Material Compliance Matter (as defined under the rules related to the 1940 Act) that occurred since the date of the last report.

(i) It will maintain insurance which covers such risks and is in such amounts, with such deductibles and exclusions, sufficient for compliance by Paralel with all requirements of law and sufficient for Paralel to perform its obligations under this Agreement; and all such policies are in full force and effect and are with financially sound and reputable insurance companies, funds or underwriters.

11. Representations and Warranties of the Trust. The Trust represents and warrants to Paralel that:

(a) It is a Delaware statutory trust duly organized and existing and in good standing and is registered with the SEC as an open-end, registered investment company.

(b) It is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement.

(c) The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d) A registration statement under the 1933 Act and the 1940 Act is currently, or will be upon commencement of operations, effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Trust being offered for sale.

(e) Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of Paralel hereunder without the prior written approval or Paralel, which approval shall not be unreasonably withheld or delayed.

12. Documents. The Trust has furnished or will furnish, upon request, Paralel with copies of the Trust’s Declaration of Trust, advisory agreement(s), custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by the Trust. The Trust shall furnish, within a reasonable time period, to Paralel a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to Paralel any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Trust with the SEC and any amendments and supplements thereto that are filed with the SEC.

13. Consultation Between the Parties. Paralel and the Trust shall regularly consult with each other regarding Paralel’ performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to Paralel at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

14. Business Continuity Plan. Paralel shall maintain in effect a business continuity plan and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, Paralel shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

15. Duration and Termination of this Agreement.

(a) Initial and Renewal Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends three (3) years after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties or for cause pursuant to Section 15(b) hereof. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods (each, a “Renewal Term”) until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the Initial Term or the then current renewal term or for cause pursuant to Section 17(b) hereof. Except if terminated in accordance with the preceding sentence or by Section 15(b), if this Agreement is otherwise terminated by the Trust (or with respect to a certain Fund(s)) prior to the end of the Initial Term or any subsequent Renewal Term, the Trust shall be obligated to pay Paralel the remaining balance of the minimum fees payable to Paralel under this Agreement for the Trust through the end of the Initial Term or Renewal Term, as applicable (or if terminated with respect to a Fund, the minimum fees remaining for that Fund.)

(b) Cause: Paralel or Trust also may, by written notice to the other, terminate this Agreement if any of the following events occur:

i.	The other party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching party gives the other party written notice of such breach.

ii.	The other party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding..

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

(c) Deliveries Upon Termination. Upon termination of this Agreement, Paralel agrees to cooperate in the orderly transfer of transfer agency duties and shall deliver to the Trust or as otherwise directed by the Trust (in the case of termination by the Trust, at the expense of the Trust) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder. In the event Paralel gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Trust uses all reasonable commercial efforts to appoint such replacement on a timely basis. In no event will Paralel be required to assist any new service or system provider in modifying or altering the Paralel’ or the new agent’s system or software.

(d) Deconversion Costs. In the event of termination or non-renewal of this Agreement by a Trust, such Trust shall pay Paralel such reasonable deconversion costs as may be agreed to between such Trust and Paralel.

16. Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of Paralel, or by Paralel without the prior written consent of the Trust.

17. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

18. Names. The obligations of the Trust entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Trust personally, but bind only the property of Portfolio, and all persons dealing with each respective Portfolio must look solely to the property of that respective Portfolio for the enforcement of any claims against that respective Portfolio.

19. Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

20. Notices. Any notice, advice or report to be given pursuant to this Agreement shall be made in writing and deemed to have been given and received (a) when personally delivered, or delivered by same-day courier; or (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested; or (c) upon delivery when sent by prepaid overnight express delivery service (e.g., FedEx, UPS); or (d) when sent by email, upon the receipt by the sending party of written confirmation of receipt by the receiving party, which shall not be unduly withheld by the receiving party;

To Paralel:

Paralel Technologies LLC 1700 Broadway, Suite 1230 Denver, Colorado 80290 Attn: General Counsel Email: legalnotice@paralel.com; chris@paralel.com

To the Trust:

Cullen Funds Trust 645 Fifth Avenue
Suite 1201
New York, NY 10022
Attn: Chief Operating Officer
Email: jbattaglia@schafer-cullen.com

21. Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that Paralel may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

23. Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

24. Survival. The provisions of Sections 4, 6, 11, 15 (as applicable)), 17, 23 and this Section 24 hereof shall survive termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CULLEN FUNDS TRUST

By:	/s/ Jeff Battaglia
Name:	Jeff Battaglia
Title:	Treasurer

PARALEL TECHNOLOGIES LLC

By:	/s/ Jeremy May
Name:	Jeremy May
Title:	Chief Executive Officer

APPENDIX A

LIST OF PORTFOLIOS

Cullen High Dividend Equity Fund – Retail Shares
Cullen High Dividend Equity Fund – C Shares
Cullen High Dividend Equity Fund – I Shares
Cullen High Dividend Equity Fund – R1 Shares
Cullen High Dividend Equity Fund – R2 Shares

Cullen International High Dividend Fund – Retail Shares
Cullen International High Dividend Fund – C Shares
Cullen International High Dividend Fund – I Shares
Cullen International High Dividend Fund – R1 Shares
Cullen International High Dividend Fund – R2 Shares

Cullen Small Cap Value- Retail Shares

Cullen Small Cap Value- C Shares

Cullen Small Cap Value-I Shares

Cullen Small Cap Value-R1 Shares

Cullen Small Cap Value- R2 Shares

Cullen Value Fund- Retail Shares

Cullen Value Fund- C Shares

Cullen Value Fund-I Shares

Cullen Emerging Markets High Dividend Fund- Retail Shares

Cullen Emerging Markets High Dividend Fund-C Shares

Cullen Emerging Markets High Dividend Fund-I Shares

Cullen Enhanced Equity Income Fund-Retail Shares

Cullen Enhanced Equity Income Fund-C Shares

Cullen Enhanced Equity Income Fund-I Shares

APPENDIX B

SERVICES

In accordance with procedures established from time to time by agreement between the Trust and Paralel, Paralel agrees that it will perform the following services for each Fund Portfolio and class of shares:

A.	Shareholder Transactions

i.	Set up account information, including appropriate account type, shareholder address, dividend option, wire instructions, and taxpayer identification;

ii.	Process shareholder purchase and redemption orders in accordance with conditions set forth in applicable fund’s prospectus;

iii.	Process exchanges & transfers;

iv.	Generate shareholder periodic statements;

v.	Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934;

vi.	Process dividend payments (paid in cash or reinvested back into the account purchasing new shares)

vii.	Provide cost basis reporting for shareholders;

viii.	Maintain a record of the number of shares held by each shareholder of record;

ix.	Record the issuance of shares of each Fund and maintain, pursuant to Rule 17AD-10€ of the Securities Exchange Act of 1934, a record of the total number of shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding; and

x.	Administer and/or perform all other customary services of a transfer agent.

B.	Shareholder Account Maintenance

i.	Maintain all shareholder records for each account in each fund

ii.	Record shareholder account information changes

iii.	Maintain account documentation files for each shareholder

C.	Shareholder Information Services

i.	Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, dividend information, and yields;

ii.	Produce detailed history of transactions through duplicate or special order statements upon request;

iii.	Respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts;

iv.	Provide mailing lists for distribution of prospectuses, proxy statements, financial reports or other marketing material;

D.	Dealer Processing

v.	Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (the “NSCC”) on behalf of the NSCC’s participants, including the Trust)

vi.	Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent;

vii.	Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares

viii.	Calculate fees due under Rule 12b-1 plans for distribution and marketing expenses;

ix.	Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in each load Portfolio.

E.	Compliance Reporting

i.	Maintain an Anti-Money Laundering Program in compliance with the USA PATRIOT Act of 2001 and regulations thereunder;

ii.	Perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”)

iii.	Provide reports to the Securities and Exchange Commission (the “SEC”) and the states in which the Trusts are registered

iv.	Prepare and distribute appropriate Internal Revenue Service forms for shareholder income and capital gains

v.	Issue tax withholding reports to the Internal Revenue Service

vi.	Maintain a Customer Identification Program by obtaining, verifying, and recording information that identifies each person who opens an account within the Trust.

vii.	Maintain and coordinate Blue Sky registration.

New procedures as to who shall provide certain of these services may be established in writing from time to time by agreement between the Trust and Paralel.

Pursuant to such agreement, Paralel may at times perform only a portion of these services and the Trust or its agent may perform these services on the Trust’s behalf.

Paralel may require the Trust to enter into an additional agreement or agree to certain terms of use relating to the creation of a shareholder site for the Trust, or to obtain access to Paralel’s web portal. Paralel is not obligated to provide and may discontinue or suspend the availability of any web portal at any time without prior notice; Paralel will endeavor to notify Trust as soon as reasonably practicable of such action.

APPENDIX C

COMPENSATION

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